Exhibit 99.1

Kips Bay Medical Announces Closing of its $6.5 Million Public Offering of Common Stock

Minneapolis, Minnesota, December 28, 2012, Kips Bay Medical, Inc. (NASDAQ: KIPS), along with Manny Villafaña, its Founder, Chairman and CEO, today announced that it has closed its previously announced offering of 10,000,000 shares of its common stock for total gross proceeds of $6.5 million. After the closing of the offering, Kips Bay now has 26,346,079 shares of common stock outstanding.

Kips Bay received aggregate net proceeds of approximately $5.5 million after deducting underwriting discounts and commissions and offering expenses payable by Kips Bay. Kips Bay intends to use the net proceeds of this offering to seek regulatory approval to market its eSVS® Mesh in the United States and abroad, including continuing its human clinical trial for the United States Food & Drug Administration, and for working capital and general corporate purposes, including commercialization activities for its eSVS Mesh in select European and other international markets and the evaluation of additional applications for its eSVS Mesh.

Sunrise Securities Corp. acted as the sole book-running manager. Aegis Capital Corp. acted as co-manager.

A registration statement on Form S-1 relating to these securities was declared effective by the Securities and Exchange Commission on December 21, 2012. Copies of the final prospectus relating to the offering, when available, may be obtained from the offices of Sunrise Securities Corp., 600 Lexington Ave., 23rd Floor, New York, New York 10022, telephone: (212) 421-1616 or email: rf@sunrisecorp.com, or from the SEC website at http://www.sec.gov.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

About Kips Bay Medical

Kips Bay Medical, Inc., founded in 2007 and headquartered in Minneapolis, Minnesota, is a medical device company focused on manufacturing and commercializing its innovative external saphenous vein support technology, or eSVS Mesh for use in coronary artery bypass grafting surgery. The eSVS Mesh is a nitinol mesh sleeve that, when placed over a saphenous vein graft during CABG surgery, is designed to improve the structural characteristics and long-term performance of the saphenous vein graft. Additional information about Kips Bay Medical, Inc. can be found at www.KipsBayMedical.com.

Safe Harbor

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are provided under the protection of the safe harbor for forward-looking statements provided by that Act. For example, statements in this press release regarding the anticipated use of proceeds are forward-looking statements.  These statements involve risks and uncertainties which could cause results to differ materially from those projected, including but not limited to the risks detailed from time to time in Kips Bay Medical’s SEC reports, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. Kips Bay Medical encourages you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release.

Contact:

Kips Bay Medical, Inc.

Manny Villafaña, Chairman and Chief Executive Officer, +1-763-235-3540

Email: Manny.Villafana@KipsBayMedical.com

or

Scott Kellen, Chief Operating Officer and Chief Financial Officer, +1-763-235-3540

Email: Scott.Kellen@KipsBayMedical.com